Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-148288, 333-131392, 333-128316, 333-126591, 333-118821, 333-112209, 333-106873, 333-103257, 333-90458 and 333-70134) and the registration statements on Form S-8 (Nos. 333-146078, 333-134981, 333-126590, 333-115747, 333-108563, 333-103055, 333-101276, 333-96313, 333-91471, 333-68172, 333-68170, 333-53089, 333-53087, 333-41663, 333-39194, 333-08978 and 333-154839) of ARCA biopharma, Inc. and in the related Prospectuses of our report dated March 25, 2009, with respect to the consolidated financial statements of ARCA biopharma, Inc. (formerly known as Nuvelo, Inc.) included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Palo Alto, California

March 25, 2009